Exhibit 23.1



           INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed by Olympic Cascade Financial Corporation and Subsidiary (the "Company") of our report dated December 3, 2003 (except with respect to the matter discussed in Note 21, as to which the date is December 15,
2003) on our audit of the consolidated financial statements of the Company as of September 30, 2003, and for the year then ended, appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2003.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                                /s/ Marcum & Kliegman LLP
                                                -------------------------
                                                Marcum & Kliegman LLP

New York, New York
July 13, 2004